Exhibit 23.5
     We consent to the use of our name under the heading “Risk Factors — If Hines REIT, the Operating Partnership or the Core Fund is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return or impair our ability to conduct our business as planned” in the Registration Statement with which this consent is filed as an exhibit. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
Sincerely,
/s/ Greenberg Traurig, LLP
April 16, 2009